Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700
NEWS RELEASE

Willis Lease Finance Further Expands Revolving Credit Facility to $450 Million

NOVATO, CA — June 19, 2013 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor, today announced that it increased its revolving credit facility to $450 million from $430 million.  The credit facility is available to Willis Lease on a revolving basis through November 2016.  This and other credit facilities support the company and its subsidiaries in financing its lease portfolio, which stood at over $1 billion as of March 31, 2013.

“This expanded credit facility provides us with increased flexibility to take advantage of opportunities as they present themselves,” said Charles F. Willis, Chairman and CEO.  “The larger revolving credit facility, coupled with the $390 million ABS transaction completed in September of last year, provides us with attractive financing at favorable rates and with less restrictive covenants.”

The syndicate of nine banks involved in the credit facility are led by Union Bank, as Administrative Agent, Joint Lead Arranger and Sole Bookrunner, Wells Fargo Bank, as Syndication Agent, and U.S. Bank, as Documentation Agent and Joint Lead Arranger.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

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Note:  Transmitted on GlobeNewswire on June 19, 2013, at 1:52 p.m. Pacific Time.